EXHIBIT 5.1

May 24, 2004

Airspan Networks, Inc.

777 Yamato Road, Suite 105

Boca Raton, FL 33431

RE: Registration Statement on Form S-8 (333-             )

Ladies and Gentlemen:

We have acted as counsel to Airspan Networks, Inc. a Washington corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-8 of the Company (as amended, the “Registration Statement,”) relating to up to 7,241,500 shares of the Company’s common stock, par value $0.0003 per share (the “Common Stock”) authorized for issuance pursuant to the Airspan Omnibus Equity Compensation Plan (the “Omnibus Plan”), the 2003 Supplemental Stock Option Plan (the “2003 Plan”), and the 2000 Employee Stock Purchase Plan (the “Stock Purchase Plan”). The foregoing shares of Common Stock authorized for issuance under the Omnibus Plan, the 2003 Plan and the Stock Purchase Plan shall be hereinafter referred to as the “Shares”.

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In rendering this opinion, we have examined such corporate records and other documents, and we have reviewed such matters of law, as we have deemed necessary or appropriate. In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates.

In addition, in rendering this opinion we have, with your consent, assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.

We are members of the Bar of the State of Florida and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the General Corporation Law of the State of Washington and the laws of the State of Florida.

Based on and subject to the foregoing and subject to the limitations, qualifications and assumptions expressed herein, we are of the opinion that

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington; and

2. The Shares are legally authorized and, when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and, if, and when the Shares have been issued and paid for pursuant to the terms of the award agreements duly authorized under the Omnibus Plan and the 2003 Plan and in accordance with the stock purchase agreements under the Stock Purchase Plan and upon the terms and conditions set forth in the Registration Statement, the Shares of the Common Stock will be validly issued, fully paid and nonassessable.

We hereby consent to be named in the Registration Statement and in any related prospectus contained therein as the attorneys who passed upon the legality of the Common Stock and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

This opinion letter is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein.

The opinions expressed herein are as of the date first stated above, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may thereafter come to our attention or any changes in law that may thereafter occur.

Very truly yours,

/s/ HUNTON & WILLIAMS LLP